VedderPrice                               VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                          222 NORTH LASALLE STREET
                                          CHOCAGO, ILLINOIS 60601-1003
                                          312-609-7500
                                          FACSIMILE: 312-609-5005


                                          A PATNERSHIP INCLUDING VEDDER, PRICE,
                                          KAUFMAN & KAMMHOLZ, P.C. WITH
                                          OFFICES IN CHICAGO AND NEW YORK CITY


                                              July 24, 2001
Investors Municipal Cash Fund
222 South Riverside Plaza
Chicago, Illinois  60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 18 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Investors Municipal Cash Fund (the "Fund") in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares"), in Investors Florida Municipal Cash Fund, Investors Michigan Municipal Cash Fund, Investors New Jersey Municipal Cash Fund, Investors Pennsylvania Municipal Cash Fund and Tax-Exempt New York Money Market Fund (each, a "Portfolio" and collectively, the "Portfolios").

         We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

     Based upon the foregoing and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated March 9, 1990, as amended by the Written Instrument Amending the Agreement and Declaration of Trust dated May 19, 1997, the Written Instrument Amending the Agreement and Declaration of Trust also dated May 19, 1997, effective May 21, 1997, and the Written Instrument Amending the Agreement and Declaration of Trust dated February 20, 1998, and the By-Laws of the Fund adopted March 17, 1990 and amended November 30, 2000, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents and that the resolutions adopted by the Board of Trustees of the Fund on March 2, 1990, March 17, 1990, January 21, 1997, November 18, 1997 and November 29, 2000 relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferrable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

VedderPrice

Investors Municipal Cash Fund
July 24, 2001
Page 2



         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or any Portfolio. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or of a particular Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Amended and Restated
Agreement and Declaration of Trust provides for indemnification out of the property of a particular Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the relevant Portfolio would be unable to meet its obligations.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                          Very truly yours,


                                          /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ

                                          VEDDER, PRICE, KAUFMAN & KAMMHOLZ




RJM/COK